                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-40248

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           American Business Financial Services, Inc. Investment Notes
                                 Rate Supplement
                  Prospectus Supplement dated February 10, 2001
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                                                ANNUAL                             BONUS           BONUS
   TERM                       RATE              YIELD*           BONUS              RATE           YIELD*
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3-5 mos.                      8.50%              8.87%            0.35%              8.85%           9.25%
6-11 mos.                    10.35%             10.90%            0.35%             10.70%          11.29%
12-17 mos.                   10.95%             11.57%            0.35%             11.30%          11.96%
15 mos.                        --                 --               --               11.35%          12.01%
18-23 mos.                   11.00%             11.62%            0.35%             11.35%          12.01%
24-29 mos.                     --                 --               --               12.05%          12.80%
30-35 mos.                   11.75%             12.46%            0.35%             12.10%          12.86%
36-47 mos.                   11.75%             12.46%            0.35%             12.10%          12.86%
48-59 mos.                   11.85%             12.57%            0.35%             12.20%          12.97%
60-119 mos.                  12.25%             13.03%            0.35%             12.60%          13.42%
120 mos.                     12.40%             13.19%            0.35%             12.75%          13.59%
Money Market Note             6.15%              6.34%             --                 --              --
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          Minimum for Investment Notes and Money Market Notes $100,000
                             For information, call
                                 1.800.776.4001

                               [GRAPHIC OMITTED]

Bala Pointe Office Center    111 Presidential Boulevard, Suite 215    Bala Cynwyd, PA  19004

                               www.ABFSonline.com



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AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).
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An offer can only be made by the Prospectus dated October 30, 2000 delivered in conjunction with this Rate Supplement dated February 10, 2001. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.
*The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through March 2, 2001. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes. You may obtain an additional copy of the Prospectus dated October 30, 2000, free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.

In January 2001, ABFS completed a corporate reorganization which included the renaming of its home equity loan subsidiary, New Jersey Mortgage and Investment Corporation, to better reflect its national presence. New Jersey Mortgage will now be known as American Business Mortgage Services, Inc. In addition, American Business Mortgage Services, Inc. will also be responsible for marketing the proprietary loan structuring software and will utilize this software in connection with loan products offered through its network of loan brokers. Finally, as part of the reorganization, the Bank Alliance Program will now be administered by American Business Mortgage Services, Inc.

Investment Notes and Money Market Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.